DAVID N. MENDEZ

March 1, 2007

SiriCOMM, Inc.

Board of Directors

Gentlemen:

I hereby resign my position as Executive Vice President – Sales and Marketing of SiriCOMM, Inc., effective immediately.

Sincerely,

/s/ David N. Mendez

David N. Mendez